Exhibit 10

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made effective March 14, 2006 (the “Effective Date”) by and between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, whose address is 120 Kane St., Kahului, Hawaii 96732 (“Seller”) and DAVID C. COLE and MARGARET COLE, husband and wife, or their designee, whose address is 35 Kapalua Bay Drive, Lahaina, Hawaii 96761 (David C. Cole and Margaret Cole hereinafter referred to as “Buyer”).

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

1.             Property.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the real properties identified as the southern portion of Tax Map Key No. (2) 2-3-7:1, consisting of approximately 190 acres, more or less, including access to and from Kekaulike Road on the mauka portion of the property, and Lower Kula Highway on the makai portion of the property, located in Kula, Maui, Hawaii, as shown in Exhibit A, together with one two-inch (2”) County of Maui Department of Water Supply water meter, providing potable water, as well as all of Seller’s interest in any other appurtenant rights, privileges, easements, licenses, permits, or rights of way appurtenant to such real property (“Property”), which water meter is currently located upon the Property. The Buyer and Seller understand and agree that an accurate survey of the Property has not been completed as of the date of this Contract, and the results of the survey will accurately describe the boundaries of the Property, and acreage of the Property to be transferred to the Buyer.

2.             Purchase Price.  The purchase price (“Purchase Price”) for the Property shall be Four million nine hundred nine thousand and no/100 dollars ($4,909,000.00), based upon a 190.09 acre purchase (therefore, at the rate of $25,823.00 per acre). The purchase price shall be adjusted, prorata, based upon the actual acreage transferred to the Buyer, determined upon the completion of the survey, and realignment of the Property, as more particularly described herein.

3.             Payment of Purchase Price.  Buyer shall pay the Purchase Price as follows:

a.             Upon full execution of this Agreement, Buyer shall make a cash deposit of FIFTY THOUSAND U.S. DOLLARS (US $50,000.00) with Escrow (defined below).

Buyer	Seller

b.             The deposit required under paragraphs 3(a) shall be held in Escrow in an interest-bearing account and at Closing shall be applied to the Purchase Price. Upon the expiration of the Due Diligence Period, these deposits shall become non-refundable, unless Seller is in default. Accordingly, Buyer hereby irrevocably instructs Escrow that, if the Due Diligence Period expires and Buyer has not exercised its Due Diligence right to cancel, then if Buyer fails to close in accordance with the terms of this Agreement for any reason (other than a material breach of this Agreement by Seller), Escrow shall, upon written demand from Seller, and without any requirement for further authorization or approval from Buyer, disburse Buyer’s deposit to Seller. Seller and Buyer acknowledge that this forfeiture of the deposits is intended and understood to be compensation for the losses that Seller will incur if Buyer fails to close, including without limitation lost opportunities to market the Property, and not as a penalty, and further that the sum to be forfeited is a reasonable estimate of the damages Seller will suffer if Buyer defaults.

c.             Buyer shall pay the balance of the Purchase Price in cash at Closing.

d.             Buyer’s obligations under this Agreement are not contingent on or subject to mortgage financing.

4.             Due Diligence.

a.             Due Diligence Period.  From the date of execution of this Agreement until 5:00 p.m. (HST) on the 60th day following the Effective Date  (the “Due Diligence Period”), Buyer, at Buyer’s expense, may review, survey and investigate (a) the physical and environmental condition of the Property, (b) the character, quality, and general utility of the Property, (c) the zoning, land use, environmental and building requirements and restrictions applicable to the Property, (d) the state of title to the Property, and (e) any and all other documents and matters Buyer feels are necessary to evaluate the Property and determine its acceptability to Buyer (“Due Diligence”). The Seller shall make available to Buyer, for Buyer’s review and use, copies of all maps, surveys, appraisals, reports or other investigative studies conducted by Seller regarding the Property. Such information shall include, but not be limited to, future anticipated farming activities upon the Property and adjacent properties owned by the Seller, water supplies, reservoirs and waterlines located on the Property and maintenance and repair of such facilities, existing and future agreements with third parties regarding the use and maintenance of the water supplies and facilities, anticipated easements for access and utilities, available precipitation reports, any existing leases issued to third parties for the use of the Property, and a history of the farming of the Property and occupancy of the residential improvements located thereon. Seller shall permit Buyer to inspect and, at Buyer’s expense, copy the files provided by Seller pursuant to this section (excluding any confidential or privileged materials).

b.             Title Report.  No later than fifteen (15) days after the Effective Date, Seller shall secure a current title report regarding the Property (the “Title Report”) from Escrow, and provide a copy of it to Buyer. No later than five (5) days following Seller’s delivery of the Title Report and copies of documents listed in the Title Report to Buyer, Buyer shall notify Seller in writing of any liens, restrictions or other encumbrances shown on the Title Report that are objectionable. No later than ten (10) days following Buyer’s delivery of such notification to Seller, Seller shall notify Buyer whether Seller agrees to remove any such objectionable encumbrance from title prior to Closing. If Seller does not agree to remove an encumbrance and Buyer nevertheless waives the Due Diligence right to cancel this Agreement set forth below and proceeds to close its purchase, Buyer’s objections to that encumbrance shall be deemed waived. All liens, restrictions and other encumbrances shown on the Title Report, excluding any that Seller agrees to remove, shall be called “Permitted Encumbrances”.

c.             Realignment of the Property Boundaries.  The Buyer and Seller understand and agree that the Seller received in February 2006 a separate lot determination from the County of Maui, recognizing seven (7) lots within the existing Tax Map Key No. (2) 2-3-7:1, which includes the approximate 190-acre Property identified on the map attached hereto as Exhibit “A”. However, the lot configuration established by the County does not follow the original Land Grant boundaries (which the Property is based upon) and therefore a consolidation and resubdivision of a portion of said tax map parcel is required in order to establish the Property as a separate parcel. This consolidation and resubdivision will allow for some realignment of the boundaries shown on Exhibit A to better accommodate the physical topography of the land. Therefore, during the Due Diligence period, the Seller and Buyer shall mutually agree upon the realignment of the boundaries of the 190-acre Property, so as to follow, to the extent reasonably possible, existing topographical features, such as gulches, reservoirs, and roadways, to create a mutually acceptable alignment of the property’s boundaries to facilitate farming, access and use of the parcel, and to provide a more suitable post-closing parcel configuration. The Buyer and Seller shall strive to eliminate, to the extent reasonably possible, access easements over the mauka extent of the Property which benefit adjacent or neighboring parcels owned by Seller.

In accordance with Maui County Code Section 18.04.020(B) it is expressly agreed that the sale of the Property pursuant to this Agreement shall not close unless and until final subdivision approval is granted for the consolidation and resubdivision described herein.

d.             Allocation of Future Subdivision Rights.  Under the existing Agricultural Zoning Ordinance, Maui County Code Section 19.30A.030.G, Tax Map Key No. (2) 2-3-7:1 has the potential to be subdivided into thirty-six (36) developable lots. Nine (9) potential agricultural lots are intended to be allocated to the Property as follows:

3 lots of 2-acre minimum size

2 lots of 15-acre minimum size

2 lots of 25-acre minimum size

2 lots of 40-acre minimum size

In the event that the total agricultural subdivision potential is less than 36, and thus the above allocation needs to be adjusted due to unforeseen circumstances, the revised allocation shall be mutually agreed upon by the parties prior to the end of the Due Diligence period.

e.             Allocation of Nonpotable Water Supply.  For a period of twenty (20) years after Closing, Seller shall work cooperatively with Buyer to facilitate the Buyer’s desire to pursue agricultural activities on the Property by allowing Buyer to utilize some of the water currently used by Seller in farming the Property and adjacent properties, to the extent that there is water available above and beyond what is required by Seller for its ongoing agricultural activities. (Note, this clause is separate and independent from the potable 2” county water meter transferred as part of the Property, for which Buyer shall have exclusive use and ownership.)  Any such water used by Buyer shall be subject to a reasonable fee approximately equivalent, but not greater than, the going rate charged for agricultural water by the Department of Water Supply.

The Seller currently enjoys the use of two (2) two inch (2”) water meters (hereinafter the “Retained Meters”) for its farming operations upon and in the vicinity of the Property. In the event Seller’s farming operations in the vicinity of the Property are terminated, or if other water resources become available for Seller’s farming operations which would eliminate the Seller’s need for the Retained Meters, Seller and Buyer shall meet and make a good faith effort to reach mutually agreeable terms for the transfer (including appropriate reasonable compensation, but keeping in mind the various existing restrictions placed on said meter) of one (1) of the Retained Meters to Buyer for Buyer’s use in farming of the Property, which meter shall thereafter run with the land, or as may otherwise be deemed prudent and beneficial by the Buyer, at Buyer’s sole discretion.

f.              Waterline and Access Easements.  Within thirty (30) days of the Effective Date, the Seller shall provide a map to the Buyer which shall identify all existing waterlines, reservoirs and access easements that exist on the Property for the benefit of the Seller, the County of Maui, or any other party, for the Buyer’s review. Seller shall further provide the Buyer with a summary of all easements affecting the Property, including proposed access easements needed to provide access to the land grants adjacent to the makai portion of the Property, together with copies of such easements, for the Buyer’s review and analysis. Seller and Buyer agree that Seller shall provide an access easement from Kekaulike Highway onto Grant 1522, and over Grant 2085 to the Property, along the eastern boundaries of said Grants.

g.             Due Diligence Cancellation Right.  If during the Due Diligence Period, Buyer determines in its sole discretion that the Property is not acceptable for any reason, Buyer shall have the right before the expiration of the Due Diligence Period to terminate this Agreement by giving written notice to Seller. Upon such termination by Buyer, this Agreement shall terminate, Buyer’s deposits together with any interest earned thereon, less any incurred escrow fees or expenses, shall be refunded to Buyer, all documents/information about the Property obtained by Buyer shall be delivered forthwith to Seller and the parties hereto shall be released from all further obligations and liabilities hereunder, except that Buyer shall restore any damage done to the Property as a result of its Due Diligence inspections. If Buyer fails to exercise this right to cancel on or before such date and time, then Buyer shall be deemed to have waived its right to cancel this Agreement. Buyer shall defend, indemnify, and hold Seller harmless against any losses, damages, costs, and expenses including reasonable attorney’s fees, arising from any entry on the Property by Buyer or any of its agents, employees, contractors or representatives to conduct Due Diligence.

5.             Escrow, Closing, Prorations and Expenses.

a.             Escrow.  The transfer of the Property shall occur through First American Title Company, Kahului Branch, attention Stacie Teshima. (“Escrow”).

b.             Closing Date.  Payment of the Purchase Price and recording of the Warranty Deed conveying the Property to Buyer (“Closing”) shall occur no later than 90 days days following the County of Maui’s issuance of final subdivision approval for the consolidation and resubdivision described above. Provided, however, that Seller shall have the sole right to extend Closing by up to an additional 120 days, whereby Closing could occur up to 210 days beyond the date of said final subdivision approval. Seller shall provide Buyer with at least 15 days prior notice of any change in the closing date.

c.             Seller’s Closing Obligations.  On or before Closing Date, Seller shall deliver the following to Escrow:

(1)           Four (4) duplicate original copies of a Warranty Deed in a form reasonably acceptable to Buyer and Seller, duly executed and acknowledged by Seller, conveying to Buyer Seller’s fee simple interest in the Property free and clear of any liens or encumbrances, except the Permitted Encumbrances;

(2)           A State of Hawaii conveyance tax certificate appropriately completed and executed by Seller;

(3)           Certifications in the forms required by Section 1445(e) of the Internal Revenue Code (FIRPTA), and Section 235-68 of the Hawaii Revised States, as amended (HARPTA), duly executed by Seller;

(4)           Resolutions of Seller authorizing the execution of this Agreement and the transaction contemplated herein; and

(5)           Such funds as are necessary to cover expenses which are to be paid by Seller under this Agreement. Seller may, as an alternative to providing such funds, deposit with Escrow a written authorization satisfactory to Escrow providing for the payment of such expenses out of the sales proceeds due Seller.

(6)           Seller shall have the property surveyed by a surveyor licensed in the State of Hawaii, and provide a map (with surveyor’s stamp) and accompanying report, showing the perimeter of the Property and the location of any improvements within the vicinity of the perimeter boundaries of the Property.

d.             Buyer’s Closing Obligations.  On or before the Closing Date, Buyer shall deliver to Escrow such cash funds as are necessary to pay the balance of the Purchase Price and to cover expenses which are to be paid by Buyer under this Agreement.

e.             Closing Costs. Seller shall pay the following closing costs:  (a) costs of drafting the deed; (b) Seller’s notary fees; (c) conveyance tax; (d) the recording fees for the deed; (e) 50% of Escrow’s fees; (f) sixty percent (60%) of the premium for the title insurance policy and (g) Seller’s attorney’s fees. Buyer shall pay the following closing costs:  (a) forty percent (40%) of the costs of the title insurance policy in the amount of the Purchase Price; (b) Buyer’s notary fees; (c) 50% of Escrow’s fees; and (d) Buyer’s attorney’s fees.

f.              Prorations.  All real property taxes shall be prorated between Seller and Buyer as of the Closing Date. Other assessments, if any, shall be paid by Seller at Closing.

6.             1031 Exchange.  Seller reserves the right to sell the Property in a tax-deferred exchange under Section 1031 of the Internal Revenue Code (a “1031 Exchange”). Buyer agrees to cooperate fully with Seller to effectuate Seller’s 1031 Exchange by, among other things, (1) executing all necessary agreements, instruments, addenda, assignments, escrow instructions, consents and other documents necessary or convenient to implement the 1031 Exchange, and (2) entering into an exchange agreement with a qualified intermediary which provides for the 1031 Exchange, provided that Buyer shall not be required to incur any additional expenses or delay Closing due to the 1031 Exchange.

Buyer reserves the right to buy the Property in a tax-deferred exchange under Section 1031 of the Internal Revenue Code (a “1031 Exchange”). Seller agrees to cooperate fully with Buyer to effectuate Seller’s 1031 Exchange by, among other things, (1) executing all necessary agreements, instruments, addenda, assignments, escrow instructions, consents and other documents necessary or convenient to implement the 1031 Exchange, and (2) entering into an exchange agreement with a qualified intermediary which provides for the 1031 Exchange, provided that Seller shall not be required to incur any additional expenses or delay Closing due to the 1031 Exchange.

7.             General Representations and Covenants.

a.             Seller’s Representations.  Seller hereby represents and warrants to Buyer, which representations and warranties are true as of the date of this Agreement, will be true as of the Closing Date and will survive the Closing:

(1)           The execution and delivery of this Agreement and consummation of the transaction contemplated hereby have been duly authorized by Seller. All the documents executed by Seller which are to be delivered to Buyer at Closing will be:  duly authorized, executed, and delivered by Seller; legal, valid, and binding obligations of Seller; sufficient to convey good marketable fee simple title to the Property (if they purport to do so); and not in violation of any mortgage, agreement or undertaking to which Seller is a party or to which Seller is subject or by which Seller or the Property, may be bound or affected.

(2)           Seller is duly organized, existing and authorized to do business under the laws of the State of Hawaii.

(3)           Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code (the “Code”) and is not a “nonresident person” within the meaning of §235-68(a) of the Hawaii Revised Statutes.

(4)           From the Effective Date until Closing, any Agreement by Seller for the sale, use or occupancy of the Property shall be subject to this Agreement and all rights of Buyer hereunder.

b.             Seller’s Covenants.  Seller covenants and agrees as follows:

(1)           From the Effective Date until Closing Date, Seller shall not enter into, modify, or amend any agreement pertaining to and affecting the Property, without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion. Provided that Seller may enter into other agreements for the sale of the Property to third parties, provided that such agreements shall be contingent upon the termination of this Agreement.

(2)           From the Effective Date until Closing Date, Seller shall not mortgage, pledge or grant or convey any interest in the Property without the prior written consent of Buyer unless such mortgage, pledge, grant or conveyance shall be released at Closing, which may be withheld in Buyer’s sole discretion.

c.             Buyer’s Representations.  Buyer hereby represents and warrants to Seller, which representations and warranties are true as of the Effective Date, will be true as of the Closing Date and will survive the Closing:

(1)           All the documents executed by Buyer which are to be delivered to Seller at Closing will be:  duly authorized, executed, and delivered by Buyer; legal, valid, and binding obligations of Buyer; and not in violation of any mortgage, agreement or undertaking to which Buyer is a party or to which Buyer is subject or by which Buyer may be bound or affected.

(2)           Buyer has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

8. Leaseback of Pineapple Fields.  The Buyer shall lease to Seller the currently existing pineapple fields located on a portion of the Property pursuant to the terms set forth in the lease agreement attached hereto as Exhibit B. Buyer and Seller shall investigate and consider options available to Seller to relocate the farming activities planned for the existing pineapple fields referenced above, to the extent reasonably possible, to fields located adjacent to, or otherwise nearby the existing fields, and Buyer shall cooperate with Seller in providing temporary easements for access and utilities to serve these new fields as they are being developed for farming by Seller. Said lease to be executed by the parties prior to or concurrently with Closing.

9. Seller’s Agricultural Reservation Regarding the Property.  The deed conveying the Property shall contain the following reservation:

(a)           The Grantee acknowledges that the Property is adjacent to, nearby or in the vicinity of lands which were, are, or will in the future be actively used for the growing, harvesting and processing of pineapple and all other agricultural activities permitted by applicable land use and zoning laws (such activities being herein collectively called the “Agricultural Activities”). Grantee also acknowledges that Agricultural Activities may from time to time bring upon the Property or result in noise, odors, dust, smoke, fumes, vibrations, shock waves, heat, traffic, traffic noise, pesticides, herbicide and other agricultural chemicals, particulates, similar substances and nuisances and other impacts of normal and accepted agricultural practices and operations (collectively, the “Agricultural By-Products”).

(b)           Grantee acknowledges that the Property was formerly used for the cultivation of pineapple and other Agricultural Activities and that Agricultural By-Products of such Activities may remain on the Property and in its soils. Construction, Agricultural Activities, and other activities on the Property may thus result in exposure to Agricultural By-Products present on the Property.

(c)           The Grantor reserves, for itself and for its successors and assigns the perpetual right and easement over, above and upon the Property to discharge, emit, transmit, diffuse and/or inflict Agricultural By-Products.

(d)           The Grantee hereby assumes complete risk of and forever releases the Grantor, its successors and assigns from all claims for nuisances affecting the Property and from all claims for injury or damages (including, but not limited to, consequential damages, general damages, damages for emotional distress or mental anguish, statutory damages, special damages, exemplary and punitive damages) arising from past, present or future Agricultural Activities or from Agricultural By-Products that currently or in the future affect the Property. Without limiting the generality of the foregoing, the Grantee hereby, with full knowledge of its rights, forever: (i) waives any right to require the Grantor, its successors or assigns, and releases the Grantor, its successors and assigns from any obligation to take any action to correct, remediate, modify, alter, eliminate, abate or clean-up any Agricultural Activities or Agricultural By-Products, and (ii) waives any right to file any suit or claim against the Grantor, its successors or assigns for injunction or abatement of nuisances arising from Agricultural Activities or Agricultural By-Products.

(e)           The Grantee shall indemnify, defend and hold harmless the Grantor to the fullest extent allowed by law from and against all claims, demands, actions, losses, damages, liabilities, costs and expenses, including, without limitation, attorneys’ fees, asserted against or incurred by the Grantor, which arise out of any injury, death or damage to person, property or business that occurs on the Property and is the result of any Agricultural Activities or Agricultural By-Products, irrespective of the theory of liability asserted against the Grantor; provided, however, this indemnification shall not apply to claims, demands, actions, losses, damages, liabilities, costs and expenses caused by the proven (and not merely alleged) willful misconduct of the Grantor, but unless the Grantor’s willful misconduct shall be established by a final, nonappealable judgment of a court of competent jurisdiction, the Grantor shall be entitled to the full benefits of this indemnification, including the right to reimbursement for all costs and expenses, including attorneys’ fees, incurred in the defense of any claims or demands asserted by any party against the Grantor.

(f)            Any Agricultural Activities or Agricultural By-Products, and any claim, demand, action, loss, damage, liability, cost or expense arising therefrom, shall not constitute a breach of any covenant or warranty of the Grantor under this deed or any other agreement between Grantor and Grantee or otherwise be the basis for a suit or other claim, including without limitation a claim for injunction or abatement of nuisances, and the Grantee hereby forever waives any right to file any such suit or claim.

(g)           As used in this section regarding Agricultural Activities, all references to the “Grantor” shall mean and include the Grantor and Maui Land & Pineapple Company, Inc., Maui Pineapple Company, Ltd., and all subsidiary, sister and other affiliated companies of the Grantor, and all successors and assigns of the Grantor and its parent, subsidiary, sister and affiliated companies.

10. Water Service; Waterlines; Reservoir.  A two-inch (2”) County of Maui Department of Water Supply water meter shall be transferred to the Buyer by the Seller at the Closing. In addition there are existing private waterlines that cross through the Property, the locations of which shall be described during the Due Diligence Period, and for which easements shall be granted to the benefiting parties, provided, however, all easements benefiting the farming activities of the Seller shall terminate if and when Maui Pineapple Company ceases to cultivate crops in the fields currently served or otherwise benefited by said waterline easements. Seller shall survey and reserve waterline easements for the benefit of its other lands, prior to Closing.

11. “AS IS” Sale.  Notwithstanding any other provision of this Agreement, Buyer acknowledges that except as specifically represented and warranted by Seller in this Agreement:

(a)           Seller makes no warranties or disclosures regarding the property, and any and all information supplied or made available by Seller, whether written or oral, prepared by Seller or other party, and whether in the form of maps, surveys, plats, reports, studies or plans, or any other type of materials or information, whatsoever, is furnished to Buyer solely as a courtesy and is without representation or warranty on the part of Seller, express or implied; and

(b)           Buyer is purchasing the Property on a strictly “AS IS, WHERE IS, WITH ALL FAULTS” basis. Buyer further acknowledges that no representation, written or oral, has been made by Seller, its officers, agents or employees in order to induce Buyer to enter into this Agreement. Buyer represents and warrants that neither Seller nor its officers, agents or employees has made any representation or statement to Buyer concerning the condition, development potential, merchantability, fitness for a particular purpose, operation, resale or investment potential of the Property, nor has Seller or its officers, agents or employees rendered any advice or expressed any opinion to Buyer regarding any tax consequences of ownership of the Property, and Buyer expressly waives any duty by Seller to make any such disclosures or render such opinions. Buyer represents and warrants that as of the Closing Date, Buyer will be familiar with the Property and will have made such independent investigation as Buyer deems necessary or appropriate in order for Buyer to have determined to acquire the Property.

12.           Additional Conditions Precedent to Closing.

a.             Buyer’s Conditions Precedent to Closing.  The obligations of Buyer hereunder are subject to satisfaction of all the conditions set forth in this section. Buyer may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing:

(1)           All of Seller’s representations and warranties shall be true and correct in all material respects as if made on and as of the Closing Date;

(2)           Seller shall not be in default in the performance of any material covenant to be performed by Seller under this Agreement;

(3)           Escrow shall have provided Buyer a commitment to issue to Buyer an Owner’s Policy of Title Insurance, Form B-1970 or equivalent, with such endorsements as Buyer may request (the “Title Policy”) insuring fee simple to the Property, subject to:  (a) the Permitted Encumbrances, and (b) the standard terms, conditions, exclusions and exceptions contained in the Title Policy that have not been deleted by the extended coverage form or endorsement;

(4)           There has been no material damage or adverse developments to the condition of the Property since the expiration of the Due Diligence Period; and

(5)           There shall be no legal action or governmental action pending or threatened against the Property since the expiration of the Due Diligence Period.

b.             Seller’s Conditions Precedent.  The obligations of Seller hereunder are subject to satisfaction of all the conditions set forth in this section. Seller may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing:

(1)           All of Buyer’s representations and warranties shall be true and correct in all material respects as if made on and as of the Closing Date; and

(2)           Buyer shall not be in default in the performance of any material covenant or duty to be performed by Buyer under this Agreement.

13.           Lease of Improvements to Buyer.  The existing residence on the Property (hereinafter the “Residence”) shall be leased to the Buyer, by way of the rental agreement attached hereto as Exhibit “C” (the “Lease”), which agreement shall provide for rent in the amount of one thousand five hundred dollars ($1,500.00) per month. All utilities shall be paid as referenced in the rental agreement. The term of the lease shall be for an initial period of one year, but shall be terminated upon the closing of this purchase, or upon the cancellation of the purchase during the due diligence period, at the option of the Buyer. In the event the consolidation and resubdivision to create the Property, as referenced herein, is not completed within one (1) year, the term of the lease shall be extended for additional one (1) year periods, until the subdivision is completed. Occupancy of the residence may commence within thirty (30) days of the Effective Date. The Seller shall continue to provide liability and fire insurance coverage for the Property, and the Residence during the term of the Lease.

a.             Improvements to the Residence.  The Lease shall provide that the Buyer may make improvements to the Residence, provided, however, prior to proceeding with such improvements, the Buyer shall provide the Seller with copies of the plans for such improvements, and Seller shall consent to such work, which consent shall not be unreasonably withheld, within fifteen (15) days of receipt of such plans from the Buyer. In the event the sale to the Buyer does not close and the Lease is cancelled, the Seller shall reimburse the Buyer for all costs incurred by the Buyer in completing the improvements to the Property, as consented to by the Seller, including the design and other reasonable consulting fees, up to the date of the cancellation of the Lease. Such reimbursement shall be paid to the Buyer within thirty (30) days of the Lease cancellation.

14.           Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller, which may be withheld or conditioned in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right at closing to have the Property conveyed to a legal entity that is a subsidiary or affiliate of Buyer, provided that Buyer shall remain fully obligated under this Agreement.

15.           Default; Remedies; Attorneys’ Fees & Costs.  Except as otherwise provided in this Agreement, in the event that a party shall fail to perform its obligations under this Agreement, the other party may:  (a) bring an action for damages for breach of contract; (b) file and maintain a suit for specific performance of this Agreement; or (c) pursue any other legal remedy as shall be allowed at law or in equity. If any party hereto shall ever be in default or breach with respect to this Agreement, and the other party shall incur expenses, fees and costs or employ legal counsel to make any demand or otherwise to protect or enforce its rights herein, the party in default or breach shall pay all such costs and expenses incurred by the other party, including court costs and reasonable attorneys’ fees.

16.           Indemnity.

a.             Indemnity from Seller.  Seller shall hold harmless, indemnify and defend Buyer, its successors and assigns and their respective partners, joint venturers, members, agents, employees, officers, and directors, and the Property from and against any and all obligations, liabilities, claims, liens, encumbrances, demands, losses, damages, causes of action judgments, costs and expenses (including, without limitation, attorney’s fees and expenses), whether direct, contingent, or consequential and no matter how arising (“Losses and Liabilities”) in any way resulting from any material breach of any representations and warranties or covenants by Seller in this Agreement.

b.             Indemnity from Buyer.  Buyer shall hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Losses and Liabilities in any way resulting from any material breach of any representations and warranties or covenants of Buyer in this Agreement.

17.           Brokerage; Commission.  No brokers are involved in this transaction. In the event of any claim, for a broker’s fee, finder’s fee, commission or other similar compensation in connection with this transaction arising out of any claim by reason of services alleged to have been rendered to, or at the request of either party, such party agrees to indemnify, defend, protect and hold the other party harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ fees and costs) which the other party may sustain or incur by reason of such claim. The provisions of this Section shall survive the termination of this Agreement or the Closing.

18.           Miscellaneous.

a.             Entire Agreement.  This Agreement is the entire agreement between the parties and shall not be modified except by an instrument in writing signed by all of the parties. This Agreement supersedes any and all other understandings or agreements, whether written or oral, between Seller and Buyer concerning the sale and purchase of the Property.

b.             No Waiver; Time of the Essence.  No failure by either party to insist upon strict performance by the other party of any of the terms and provisions of this Agreement shall constitute or be deemed to be a waiver of any such term or provision, or constitute an amendment or waiver of any such term or provision by course of performance. Time is of the essence with respect to the obligations under this Agreement.

c.             Notices.  Any notice given by either party pursuant to this Agreement shall be valid if in writing and personally delivered, sent by facsimile transmission, or if sent by registered or certified mail, return receipt requested, postage prepaid, to the last known address of the other party. Such notice shall be effective upon such personal delivery, completion of facsimile transmission with confirmation of successful transmission, or two (2) days after such mailing. Either party may, at any time and from time to time, in the manner set forth for the giving of notices, give notice to the other party hereunder of any change of address, and such address shall be sufficient as the last known address of the party hereunder. The following addresses, telephone numbers and facsimile numbers shall be used until notice to the contrary:

To Seller at:	Maui Land & Pineapple Company, Inc.
Attention: Randall H. Endo
120 Kane Street
Kahului, HI 96732
Phone: (808) 877-3874
Fax: (808) 871-4375
Email: rendo@mlpmaui.com

To Buyer at:	David C. Cole
Margaret Cole
35 Kapalua Bay Drive
Lahaina, Hi. 96761
Phone: (808) 665 0735
Fax: (808)
Email: dcole@aol.com

d.             Headings.  All headings used in this Agreement are for reference convenience only and are not to be construed as limiting in any manner the content of any Section, paragraph or particular provision.

e.             Applicable Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Hawaii.

f.              Severability.  If any provisions of this Agreement is held invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof.

g.             Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties herein named and their respective successors and permitted assigns.

h.             Multiple Buyers.  In the event that more than one buyer has entered into this Agreement, then all such buyers shall be jointly and severally bound by the terms of this Agreement.

i.              Counterparts.  This Agreement may be executed in counterparts and transmitted by fax or email. Each counterpart shall, irrespective of the date of its execution and delivery, be deemed an original, and the counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MAUI LAND & PINEAPPLE COMPANY, INC.

By	/S/ ROBERT M. MCNATT
Its Executive Vice President

By	/S/ RANDALL H. ENDO
Its Vice President

“Seller”

/S/ DAVID C. COLE
David C. Cole

/S/ MARGARET COLE
Margaret Cole

“Buyer”
Attachments:
Exhibit A – Property Description
Exhibit B – Leaseback of pineapple fields
Exhibit C - Residential Lease